Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

Dateline:	Fergus Falls, Minnesota
For release:	May 1, 2006	Financial Media
Otter Tail Corporation Announces Strong First Quarter Revenues and Net Income; Revises 2006 Guidance Downward
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended March 31, 2006 with the following highlights:
•	Consolidated net income from continuing operations increased to $15.0 million for the first quarter of 2006 compared with $11.1 million for the first quarter of 2005.

•	Total consolidated net income increased to $15.0 million for the first quarter of 2006 compared with $10.0 million for the first quarter of 2005. The first quarter of 2005 includes $1.1 million of losses from discontinued operations.

•	Diluted earnings per share from continuing operations increased to $0.50 for the first quarter of 2006 compared with $0.37 for the first quarter of 2005.

•	Total diluted earnings per share increased to $0.50 for the first quarter of 2006 compared with $0.33 for the first quarter of 2005. The first quarter of 2005 includes $0.04 per share loss from the results of discontinued operations.
Announcements:
•	On April 10, 2006 the Board of Directors declared a quarterly common stock dividend of $0.2875 cents per share.

•	On April 26, 2006 the corporation renewed its line of credit and increased the amount available under the line from $100 million to $150 million. The renewed agreement expires on April 26, 2009.

•	The corporation is revising its 2006 diluted earnings per share guidance from continuing operations to be in the range of $1.50 to $1.70 from its previously announced range of $1.60 to $1.80. This revision is primarily due to an anticipated reduction in the corporation’s electric segment earnings due to short-term coal delivery issues which have reduced fuel supplies and caused curtailed operations at the Big Stone and Hoot Lake coal-fired power plants.

“We are pleased with our exceptional first quarter operating results for 2006,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Net income increased in our electric and non-electric operations, led by a strong first quarter performance in our plastics segment. While this represents a great start to the year, we do expect some operational challenges in 2006. Our utility’s wholesale energy operations have been and will continue to be negatively impacted by coal supply constraints due to rail transportation issues. In addition, our food ingredient processing business continues to experience a difficult business cycle resulting in a delay in improving performance. On the positive side, our manufacturing businesses are growing and our plastics businesses and other business operations are performing above expectations.”
Erickson noted that Otter Tail Corporation once again has been listed in Mergent’s Dividend Achievers, which each year recognizes those companies that consistently reward their shareholders through outstanding records of dividend increases. To qualify as a dividend achiever, a company must have raised its annual cash dividend for at least 10 consecutive calendar years. The 2006 Dividend Achievers Index consists of 318 stocks. Otter Tail Corporation has paid dividends on its common stock each quarter since 1938 without interruption or reduction and has increased its dividends annually since 1975.
Segment Performance Summary
Electric
Net income in the electric segment for the quarter ended March 31, 2006 was $9.5 million compared with net income of $7.8 million for the quarter ended March 31, 2005. The increase in net income between the periods is due to:
•	The reversal of a $1.9 million ($1.1 million after tax) provision for refund of fuel clause adjustment (FCA) revenues collected in 2005 related to certain Midwest Independent Transmission System Operator (MISO) costs incurred in 2005. In December 2005, the Minnesota Public Utilities Commission (MPUC) decided that certain MISO costs would not be subject to recovery through the FCA in retail rates and ordered a refund. In February 2006 the MPUC reversed their decision.

•	A $0.6 million after-tax increase in gross profit margins on wholesale sales of excess electricity from company-owned generation.
Retail revenues were $73.4 million for the quarter ended March 31, 2006 compared with $63.3 million for the quarter ended March 31, 2005. The main contributor to the $10.1 million increase in retail revenues was $9.5 million in increased FCA revenues, including $1.9 million related to the reversal of the 2005 MISO costs refund provision. The remaining $0.6 million increase in retail revenues was due to a 1.4% increase in retail kilowatt-hour (kwh) sales between the quarters. Wholesale electric revenues from company-owned generation were $5.4 million for the quarter ended March 31, 2006 compared with $4.2 million for the quarter ended March 31, 2005. The $1.2 million increase in wholesale revenues from company-owned generation resulted from a 15.3% increase in kwh sales combined with an 11.3% increase in the price per kwh sold. Advance purchases of electricity in anticipation of normal winter weather resulted in increased wholesale electric sales in January of 2006 due to unseasonably mild weather. Wholesale sales from company-owned generation were curtailed in February and March 2006 as generation levels were restricted due to coal supply constraints. Net revenue from the resale of purchased power combined with net mark-to-market losses on forward energy contracts were ($0.6) million for the quarter ended March 31, 2006 compared with a combined $0.8 million in net profits on purchased power resold and net mark-to-market gains on forward energy contracts for the quarter ended March 31, 2005. Of the $2.9 million in net mark-to-market gains recognized on open forward energy contracts at year end 2005, $1.9 million was realized and $0.5 million was reversed in the first quarter of 2006. The electric segment’s effective tax rate increased to 35.6% in the first quarter of 2006 compared with 34.3% in the first quarter of 2005 as a result of a change in estimate in the reversal of deferred taxes.
Plastics
The plastics segment’s revenues and net income were $38.1 million and $4.6 million, respectively, in the quarter ended March 31, 2006 compared with $32.2 million and $2.6 million in the quarter ended March 31, 2005. The increase in revenues and net income reflects the effect of rising resin prices for PVC pipe compared with the same period a year ago. The number of pounds of pipe shipped between the quarters decreased by 15%.
Manufacturing
The manufacturing segment’s revenues and net income were $68.3 million and $2.2 million, respectively, in the quarter ended March 31, 2006 compared with $55.5 million and $1.0 million in the quarter ended March 31, 2005. DMI Industries, Inc., recorded increases of $10.4 million in revenue and $0.8 million in net income between the quarters as a result of increased production and sales activity. At BTD Manufacturing, Inc., revenues and net income both increased $0.5 million mainly as a result of higher prices received for goods processed and sold that exceeded increased production costs per unit. At ShoreMaster, Inc., revenues increased $1.5 million and net income increased $0.1 million between the quarters mainly due to the acquisition of Southeast Floating Docks on May 31, 2005. At T.O. Plastics, Inc., revenues increased $0.4 million while net income decreased $0.2 million as a result of a reduction in gross profit margins due to material and production cost increases.

Health Services
The health services segment’s revenues and net income were $32.1 million and $0.3 million, respectively, in the quarter ended March 31, 2006 compared with $27.8 million and $0.8 million in the quarter ended March 31, 2005. Scanning and other related service revenues increased $3.7 million and revenues from equipment sales increased $0.6 million between the periods. The revenue per scan increased 16.6% while the number of scans completed decreased 1.4%. An increase in health services cost of goods sold exceeded the increase in health services revenue by $0.3 million as a result of maintenance costs and sublease costs for units that were out of service. Approximately $280,000 of these costs is nonrecurring. Health services general and administrative expenses were also up by $0.5 million mainly due to higher labor, benefits, travel and insurance expenses.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $9.4 million and a net loss of $1.0 million in the quarter ended March 31, 2006 compared with revenues of $9.3 million and net income of $0.7 million in the quarter ended March 31, 2005. The food ingredient processing segment has been negatively impacted by the following items:
•	Raw product supply shortage in Idaho and Prince Edward Island. This shortage has caused production to be curtailed at these two plants. The raw product supply shortage has contributed to a 12.0% decrease in pounds of product sold.

•	Higher than expected raw product costs which have resulted in a 58.4% increase in the cost per pound of product sold.
Other Business Operations
Other business operations had a net loss of $0.6 million in the quarter ended March 31, 2006 compared with a net loss of $1.9 million in the quarter ended March 31, 2005. The decrease in net losses between the periods was mainly due to a $1.5 million improvement in net income at the corporation’s construction companies. Midwest Construction Services, Inc. recorded net income of $0.1 million in the first quarter of 2006 compared with a net loss of $0.8 million in the first quarter of 2005 primarily due to improved performance on construction contracts in 2006 compared with 2005. Revenues at Foley Company increased $7.3 million between the quarters resulting in net income of $0.5 million in the first quarter of 2006 compared with a net loss of $0.1 million in the first quarter of 2005.
Discontinued Operations
Discontinued operations includes Midwest Information Systems, Inc. (MIS), a telecommunications company located in Parkers Prairie, Minnesota, St. George Steel Fabrication, Inc. (SGS), a structural steel fabricator located in St. George, Utah and Chassis Liner Corporation of Alexandria, Minnesota, a manufacturer of auto and truck frame-straightening equipment and accessories. The $1.1 million net loss from discontinued operations in 2005 consisted of $0.5 million in net income from operations offset by an expected net loss on the sale of SGS of $1.6 million. The sales of these companies were essentially completed in 2005.
2006 Outlook
The corporation is revising its 2006 earnings guidance to be in the range of $1.50 to $1.70 of diluted earnings per share from continuing operations from $1.60 to $1.80. The key factor contributing to the earnings guidance revision for 2006 is curtailed generation related to reduced coal shipments to Big Stone and Hoot Lake Plants as a result of rail transportation issues. The reduced coal shipments have caused reduced generation levels at these plants. This in turn has reduced the amount of excess generation available to sell into the wholesale energy markets. Other items contributing to the revision in earnings guidance for 2006 are as follows:
•	Due to the coal supply issue mentioned above, decreasing margins on wholesale energy sales involving the purchase and sale of electric energy contracts and increasing transmission and wage and benefit costs, the corporation expects performance in the electric segment in 2006 to be in the lower end of the range of historical earnings levels.

•	The corporation expects plastics segment earnings for 2006 to be higher than originally anticipated due to the strong first quarter performance.

•	The corporation’s forecasted 2006 net income from the manufacturing segment is in line with initial 2006 expectations. The improving economy, continued enhancements in productivity and capacity utilization, expanded markets, and expansion of production capacity with the opening of a new wind tower production facility in Fort Erie, Ontario, Canada are expected to result in increased net income in the corporation’s manufacturing segment in 2006.

•	The health services segment is expected to have lower earnings than original 2006 guidance due to the lower than expected first quarter results.

•	The corporation expects break-even earnings performance from its food ingredient processing business (IPH) in 2006. This is a reduction from the previously announced range of $2 million to $4 million in net earnings. This change in guidance is due to the factors mentioned in the quarterly results section of this press release which are expected to continue through most of 2006.

•	The other business operations segment is expected to show improved results over 2005, consistent with the corporation’s expectations at the beginning of 2006, due to an improving economy and an increase in its backlog of construction contracts. An increase in wind energy projects activity is expected to have a positive impact on the corporation’s electrical contracting business.

•	The corporation’s outlook reflects the impact of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment in 2006, which is anticipated to lower diluted earnings per share results by $0.015 in

2006. This standard requires that all share-based compensation awards be measured at fair value at the date of grant and expensed over their vesting or service periods. SFAS 123(R) became effective for the corporation in January 2006.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including the 2006 outlook, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.

•	Certain MISO-related costs currently included in the FCA in Minnesota retail rates may be excluded from recovery through the FCA and subject to future recovery through rates established in a general rate case.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be reduced as the MISO market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	Wholesale sales of electricity from excess generation may decrease as a result of reduced coal shipments to Big Stone and Hoot Lake Plants due to rail transportation bottlenecks.

•	The Federal Energy Regulatory Commission issued an order on April 25, 2006 that could require MISO to make refunds related to real time revenue sufficiency guarantee charges that were not allocated to day-ahead virtual supply offers in accordance with MISO’s Transmission and Energy Markets Tariff going back to the commencement of the MISO Day 2 market in April 2005. The corporation is not yet able to assess what the financial impact, if any, of this order will be on its operations.

•	The corporation’s manufacturer of wind towers operates in a market that has been dependent on the Production Tax Credit. This tax credit is currently in place through December 31, 2007. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months ended March 31, 2006 and 2005 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three months ended March 31, 2006 and 2005
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2006	2005
Operating revenues by segment:
Electric	$82,584	$73,483
Plastics	38,105	32,155
Manufacturing	68,257	55,529
Health services	32,076	27,798
Food ingredient processing	9,350	9,255
Other business operations	49,250	34,897
Intersegment eliminations	(844)	(984)

Total operating revenues	278,778	232,133
Operating expenses:
Fuel and purchase power	33,542	26,715
Nonelectric cost of goods sold (excludes depreciation; included below)	153,074	123,634
Electric operating and maintenance expense	26,025	26,591
Nonelectric operating and maintenance expense	26,316	22,741
Depreciation and amortization	12,224	11,385

Total operating expenses	251,181	211,066

Operating income (loss) by segment:
Electric	16,660	14,077
Plastics	7,747	4,638
Manufacturing	5,074	2,543
Health services	783	1,526
Food ingredient processing	(1,572)	1,202
Other business operations	(1,095)	(2,919)

Total operating income — continuing operations	27,597	21,067

Interest charges	4,494	4,566
Other income	429	194
Income taxes — continuing operations	8,572	5,645

Net income (loss) by segment — continuing operations:
Electric	9,458	7,753
Plastics	4,576	2,637
Manufacturing	2,245	1,004
Health services	321	782
Food ingredient processing	(1,010)	741
Other business operations	(630)	(1,867)

Total net income — continuing operations	14,960	11,050

Discontinued operations
Income from discontinued operations net of taxes of $333 in 2005	—	497
Loss on expected disposal of discontinued operations — net of tax of ($1,051) in 2005	—	(1,576)

Net loss from discontinued operations	—	(1,079)

Total net income	14,960	9,971

Preferred stock dividend	184	184

Balance for common:	$14,776	$9,787

Average number of common shares outstanding—basic	29,325,986	29,126,096
Average number of common shares outstanding—diluted	29,676,117	29,230,188
Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.50	$0.37
Discontinued operations	$—	$(0.03)

	$0.50	$0.34
Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.50	$0.37
Discontinued operations	$—	$(0.04)

	$0.50	$0.33

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	March 31,	December 31,
	2006	2005
Current assets
Cash and cash equivalents	$—	$5,430
Accounts receivable:
Trade—net	130,103	128,355
Other	8,260	11,790
Inventories	106,458	88,677
Deferred income taxes	6,865	6,871
Accrued utility revenues	22,833	22,892
Costs and estimated earnings in excess of billings	35,618	21,542
Other	17,162	17,301
Assets of discontinued operations	981	2,317

Total current assets	328,280	305,175

Investments and other assets	35,972	33,824
Goodwill—net	98,110	98,110
Other intangibles—net	20,891	21,160

Deferred debits:
Unamortized debt expense and reacquisition premiums	6,326	6,520
Regulatory assets and other deferred debits	19,538	19,616

Total deferred debits	25,864	26,136

Plant
Electric plant in service	917,222	910,766
Nonelectric operations	230,331	228,548

Total	1,147,553	1,139,314
Less accumulated depreciation and amortization	466,476	459,438

Plant—net of accumulated depreciation and amortization	681,077	679,876
Construction work in progress	24,773	17,215

Net plant	705,850	697,091

Total	$1,214,967	$1,181,496

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	March 31,	December 31,
	2006	2005
Current liabilities
Short-term debt	$45,181	$16,000
Current maturities of long-term debt	3,354	3,340
Accounts payable	111,730	106,570
Accrued salaries and wages	18,470	24,326
Accrued federal and state income taxes	12,996	8,776
Other accrued taxes	12,014	12,620
Other accrued liabilities	14,135	14,975
Liabilities of discontinued operations	330	372

Total current liabilities	218,210	186,979

Pensions benefit liability	22,716	23,216
Other postretirement benefits liability	27,476	26,982
Other noncurrent liabilities	17,454	18,683

Deferred credits
Deferred income taxes	113,183	113,737
Deferred investment tax credit	9,040	9,327
Regulatory liabilities	60,004	61,624
Other	1,305	1,500

Total deferred credits	183,532	186,188

Capitalization
Long-term debt, net of current maturities	257,553	258,260
Class B stock options of subsidiary	1,258	1,258

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	147,235	147,006
Premium on common shares	95,402	96,768
Unearned compensation	—	(1,720)
Retained earnings	234,832	228,515
Accumulated other comprehensive loss	(6,201)	(6,139)

Total common equity	471,268	464,430

Total capitalization	745,579	739,448

Total	$1,214,967	$1,181,496